Exhibit (a)(1)-7


                               Supplement No. 1 to
                           OFFER TO PURCHASE FOR CASH
               UP T0 79,917 UNITS OF LIMITED PARTNERSHIP INTERESTS
                                       OF
                        WESTIN HOTELS LIMITED PARTNERSHIP
                                       AT
                                  $550 PER UNIT
                                       BY

                              KALMIA INVESTORS, LLC
                       MERCED Partners Limited Partnership
                               Smithtown Bay, LLC
                         Global Capital Management, Inc.
                               John D. Brandenborg
                                 Michael J. Frey



                 ----------------------------------------------------
                 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT
                  5:00 P.M., EASTERN TIME, ON AUGUST 29, 2003,
                      UNLESS THE OFFER IS FURTHER EXTENDED.
                  ---------------------------------------------------


This Supplement No. 1 to Offer to Purchase amends and is supplemental to that certain offer to purchase dated July 24, 2003 (the "Offer to Purchase"), by Kalmia Investors, LLC, a Delaware limited liability company (the "Purchaser"), pursuant to which the Purchaser offered to purchase up to 79,917 units of limited partnership interest ("Units") in Westin Hotels Limited Partnership, a Delaware limited partnership (the "Partnership"), at a purchase price of $550 per Unit, in cash, without interest, less the amount of any distributions declared or paid on or after July 7, 2003 in respect of that Unit (the "Purchase Price"). All terms used herein as defined terms and not otherwise defined have the meaning ascribed to them in the Offer to Purchase.

The following amendments have been made to the Offer to Purchase
----------------------------------------------------------------

o We have added Merced Partners Limited Partnership, Smithtown Bay, LLC, Global Capital Management, Inc., John D. Brandenborg and Michael J. Frey as Offerors. These parties directly and indirectly control the Purchaser.

o    THE OFFER HAS BEEN EXTENDED TO AUGUST 29, 2003.

o AS OF JULY 29, 2003, THE OFFER IS NO LONGER CONDITIONED UPON THE VALID TENDER OF AT LEAST 58,200 UNITS. THIS MEANS THAT THE OFFER IS NOT SUBJECT TO A CONDITION THAT ANY MINIMUM NUMBER OF UNITS BE TENDERED.

o Accordingly, this is no longer the most significant condition. However, the Offer remains conditioned on, among other things, the Purchaser having confirmed to its reasonable satisfaction that, upon the purchase of the Units pursuant to the Offer, the General Partner will give its prior written consent to the Purchaser becoming a Substituted Limited Partner with respect to all Units tendered (although the Purchaser reserves the right to waive this condition).

o The Offer to Purchase now states that the satisfaction of all conditions, other than consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, will be determined as at the Expiration Date, subject to the Purchaser's right to extend the Offer.

o The Offer to Purchase has been clarified to confirm that the Purchaser does not consider the offer made by Windy City Investments, LLC and certain other bidders pursuant to its tender offer dated July 7, 2003, as amended on July 29, 2003, to have triggered condition (f) in Section 13 of the Offer to Purchase.

o WE HAVE REMOVED OUR ABILITY TO TERMINATE THE OFFER AT ANY TIME FOR ANY REASON OR FOR NO REASON. WE MAY STILL TERMINATE THE OFFER IF ANY OF OUR CONDITIONS ARE NOT MET ON OR PRIOR TO THE EXPIRATION DATE.

o We have not yet determined how we would vote our Units with regard to a refinancing, nor have we determined what factors we will use to make such decision. The Offer to Purchase now notes that in its Schedule 14D-9 dated July 18, 2003, the Partnership has stated that the General Partner has had discussions with potential lenders with a goal of presenting a refinancing proposal to the limited partners later this year. The Partnership adds that, "at this time and subject to today's dynamic lending environment, the General Partner is not optimistic it will be able to find a lender willing to provide financing to the Partnership upon terms set forth in the Preliminary Proxy Statement."

o The Offer to Purchase now states that the transfer of Units is subject to the requirements of Section 11.01 of the Limited Partnership Agreement which states that the General Partner may suspend transfers if and when any such transfer would result in the transfer of 40% or more of the Units in the Partnership when added to the total of all other sales or exchanges of Units within the preceding 12 months. If the General Partner suspends transfers to us because we have exceeded the 40% transfer limit, we may reduce the number of Units we are tendering for in order to lift that suspension and subject tendering Unitholders to a pro rata reduction of Units that we will accept for payment.

o The Offer to Purchase now states that Smithtown Bay, LLC, the Managing Member of the Purchaser, succeeded the previous Managing Member on January 3, 2003. As none of the Offerors are affiliated with the previous Managing Member of the Purchaser, they do not know whether the previous Managing Member of the Purchaser had negotiations or material discussions with the General Partner within the past 2 years.

We have included additional information for you to consider with respect to the Offer
--------------------------------------------------------------------------------

ADDITIONAL RISKS AND FACTORS TO CONSIDER BEFORE TENDERING

Our ability to control Partnership decisions if we become majority Unitholder of the Partnership

While the Offer is no longer conditioned on the tender of a minimum number of Units, it is possible that, as a result of the Offer, that the Purchaser could become the holder of a majority of the Units in the Partnership. As a majority holder, the Purchaser would have the right under the Partnership Agreement by majority vote to:

o    Amend certain provisions of the Partnership Agreement;

o    Approve certain sales or borrowings by the Partnership;

o    Approve the transfer of the General Partner's interest;

o Expel the General Partner or any successor General Partner with or without cause;

o Elect a new General Partner or General Partners upon the adjudication of incompetency, expulsion, withdrawal, death or dissolution of the General Partner or any successor General Partner;

o Expel a general partner of a Hotel Partnership, with or without cause in accordance with the terms of the agreement of limited partnership of such Hotel Partnership; and

o    Elect to dissolve the Partnership.

As the Offer to Purchase states, the Purchaser has no current plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Partnership, the sale or transfer of any material amount of assets of the Partnership, any material change in the capitalization or dividend policy of the Partnership or any other material change in the Partnership's company structure or business.

The Purchaser has not engaged a Depositary for the Offer.

The Purchaser will submit tendered Units that it accepts for payment to the Partnership's transfer agent. The Purchaser will hold the funds necessary to pay Unitholders for purchased Units upon transfer of the Units to the Purchaser. The Purchaser has not engaged a Depositary to minimize the costs of the Offer. While the Purchaser has substantial experience in affecting the transfer of limited partnership interests, because the Purchaser has not engaged a Depositary, there will be no independent third party holding funds of the Purchaser to pay
Unitholders for Units that will be purchased in the Offer, or to verify independently that such funds are indeed available. Also, payments to tendering Unitholders may be delayed if the Purchaser were to suffer an event of bankruptcy or other material adverse event prior to its making the payments. The Purchaser does not believe that the absence of a Depositary will affect or delay the effectuation of Unit transfers resulting from the Offer.

Additional Financial Information Concerning the Purchaser
---------------------------------------------------------

The Offer to Purchase now states that we will pay cash for all tendered Units using our cash on hand and proceeds from highly liquid securities in our proprietary portfolio. The Purchaser is not a public company. The Offer is not contingent on obtaining financing. Set forth below is a summary of certain financial information with respect to Merced, the sole owner of all of the members of the Purchaser, from its most recent unaudited financial statement dated June 30, 2003. Attached as Exhibit (a)(1)-8 to the Schedule TO are copies of Merced's unaudited financial statements for the years ended December 31, 2002 and 2001, and Merced's unaudited balance sheets as of June 30, 2003 and March 31, 2003.

June 30, 2003 (Unaudited)

ASSETS

Cash and cash equivalents                                 $  55,427,432
Accounts receivable                                         269,292,553
Securities owned, at fair value                             577,417,239
Other assets                                                    229,455
                                                           ------------

     Total Assets                                         $ 902,366,679
                                                           ============

LIABILITIES AND PARTNERS' CAPITAL

Securities sold but not yet purchased, at fair value      $ 270,916,146
Accounts payable and other liabilities                       18,719,435
                                                           ------------

     Total Liabilities                                    $ 289,635,581
                                                           ============

Partners' capital                                         $ 612,731,098
                                                           ------------

     Total Liabilities and Partners' Capital              $ 902,366,679
                                                           ============

Miscellaneous
-------------

THE OFFER IS NOT BEING MADE TO (NOR WILL  TENDERS BE ACCEPTED  FROM OR ON BEHALF
OF) UNITHOLDERS IN ANY JURISDICTION IN WHICH THE MAKING OF THE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION. THE PURCHASER IS NOT AWARE OF ANY JURISDICTION WITHIN THE UNITED STATES IN WHICH THE MAKING OF THE OFFER OR THE ACCEPTANCE THEREOF WOULD BE ILLEGAL.

In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Purchaser will engage one or more registered brokers or dealers that are licensed under the laws of such jurisdiction to make the Offer. The Purchaser has filed with the Commission the Schedule TO, together with exhibits, pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain information with respect to the Offer, and may file amendments thereto. Such Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the Commission as set forth above.

No person has been authorized to give any information or to make any representation on behalf of the Purchaser not contained in the Offer to Purchase or in the Agreement of Sale and, if given or made, any such information or representation must not be relied upon as having been authorized. Neither the delivery of the Offer to Purchase nor any purchase pursuant to the Offer shall, under any circumstances, create any implication that there has been no change in the affairs of the Purchaser or the Partnership since the date as of which information is furnished or the date of this Offer to Purchase.

Dated: August 4, 2003


                              KALMIA INVESTORS, LLC

                                 By: Smithtown Bay, LLC
                                     Its Manager

                                 By: Global Capital Management, Inc.
                                     Its Manager

                                 By: /s/   Michael J. Frey
                                     ---------------------
                                     Name: Michael J. Frey
                                     Title: Chief Executive Officer

                                 SMITHTOWN BAY, LLC

                                 By: Global Capital Management, Inc.
                                     Its Manager

                                 By: /s/   Michael J. Frey
                                     ---------------------
                                     Name: Michael J. Frey
                                     Title: Chief Executive Officer


                                 MERCED PARTNERS LIMITED
                                 PARTNERSHIP

                                 By: /s/   Michael J. Frey
                                     ---------------------
                                     Name: Michael J. Frey
                                     Title: Chief Executive Officer

                                 GLOBAL CAPITAL MANAGEMENT,  INC.

                                 By: /s/   Michael J. Frey
                                     ---------------------
                                     Name: Michael J. Frey
                                     Title: Chief Executive  Officer

                                     MICHAEL J. FREY

                                 By: /s/ Michael J. Frey
                                     -------------------

                                 JOHN D. BRANDENBORG

                                 By: /s/ John D. Brandenborg
                                     -----------------------

The Agreement of Sale and any other required documents should be sent or delivered in the pre-addressed envelope that accompanied the Offer to Purchase that we sent to you on July 24, 2003, by each tendering Unitholder or its broker, dealer, commercial bank, credit union, trust company or other nominee to the Purchaser at the following address:


                              KALMIA INVESTORS, LLC
                         601 Carlson Parkway, Suite 200
                              Minnetonka, MN 55305


FOR MORE INFORMATION, FOR FURTHER ASSISTANCE WITH THE PROCEDURE OF TENDERING YOUR UNITS OR FOR A COMPLETE COPY OF THE AMENDED OFFER TO PURCHASE, PLEASE CALL THE PURCHASER'S TOLL-FREE INFORMATION LINE AT (800) 547-0854. YOU CAN ALSO FIND A COMPLETE COPY OF THE AMENDED OFFER TO PURCHASE ON THE SEC WEBSITE (WWW.SEC.GOV).